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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) March 13, 2003


                                   F&M BANCORP
            --------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

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

             Maryland                               000-12638                               52-1316473
------------------------------------    ----------------------------------    ---------------------------------------
  (State or Other Jurisdiction             (Commission File Number)                     (I.R.S. Employer
        of Incorporation)                                                               Identification No.)

                            110 Thomas Johnson Drive
                            Frederick, Maryland 21702
            --------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


       (Registrant's Telephone Number, Including Area Code) (301) 694-4000
                                                            --------------

        -----------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

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ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE


     On March 13, 2003, Mercantile Bankshares Corporation, a Maryland corporation ("Mercantile") and F&M Bancorp, a Maryland corporation ("F&M"), announced that they had entered into an Agreement and Plan of Merger (the "Merger Agreement"). F&M will be merged with and into Mercantile with Mercantile being the surviving corporation in the Merger. F&M's wholly-owned subsidiary, Farmers and Mechanics Bank, will be merged with and into Mercantile's wholly-owned subsidiary, Fredericktown Bank & Trust Company ("Fredericktown"), with Fredericktown being the surviving institution. In the Merger, assuming no exercise of outstanding options to purchase shares of F&M common stock, par value $5.00 per share ("F&M Common Stock"), Mercantile will issue approximately
10.3 million shares of its common stock, par value $2.00 per share ("Mercantile Common Stock") and pay approximately $123.5 million in cash.

     Under the terms of the Merger Agreement, each share of F&M Common Stock will be converted into either (i) shares of Mercantile Common Stock (the "Per Share Stock Consideration"), or (ii) an amount in cash (the "Per Share Cash Consideration"). In exchange for its shares of F&M Common Stock, each F&M shareholder may elect to receive all Mercantile Common Stock, all cash, a mixture of Mercantile Common Stock and cash, or make no election. The mix of consideration a F&M shareholder will receive at closing (i.e., all Mercantile Common Stock, all cash, or a mixture thereof) will be determined as of the Determination Date (as defined below). The fixed pools of stock and cash consideration will be allocated among the F&M Stockholders in accordance with their individual elections; provided, however, that to the extent there is an oversubscription in the number of shares electing cash or the number of shares electing Mercantile Common Stock, the stockholders electing the oversubscribed pool will be cut back on their elections on a pro rata basis.

     The actual Per Share Stock Consideration and the actual Per Share Cash Consideration each will be determined as of the end of the ten consecutive trading-day period (the "Valuation Period") during which shares of Mercantile Common Stock are traded on the Nasdaq Stock Market's National Market ("Nasdaq") ending on the third calendar day immediately prior to the effective time of the Merger (the "Determination Date"), to equalize the value of the Per Share Stock Consideration and the Per Share Cash Consideration. Thus, regardless of whether F&M shareholders elect to receive all Mercantile Common Stock, all cash, or a combination of Mercantile Common Stock and cash, for each share of F&M Common Stock held they will receive a value in cash or stock (as measured during the Valuation Period) equal to the quotient, rounded to the nearest ten-thousandth, obtained by dividing (A) the sum of (i) the product of the Total Stock Amount and the average of the closing sale prices of Mercantile Common Stock as reported on Nasdaq during the Valuation Period, and (ii) the Total Cash Amount, by (B) the total number of shares of F&M Common Stock outstanding as of the close of business on the Determination Date.

     The Total Stock Amount is the product of 1.2831 multiplied by 75% of the total number of shares of F&M Common Stock outstanding as of the close of business on the Determination Date. The Total Cash Amount is the product of $46.00 multiplied by 25% of the total number of shares of F&M Common Stock outstanding on the Determination Date. It is intended that the Merger will constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and F&M shareholders should not be subject to federal income tax, except to the extent of cash received. Two F&M directors will be added to the Mercantile board of directors.

     F&M has agreed to pay Mercantile a termination fee of $20 million in the event the Merger Agreement is terminated under certain conditions. The Merger is anticipated to close in the third quarter of 2003, subject to the approval of F&M's shareholders, receipt of required regulatory approvals and other customary conditions.

     The joint press release issued by F&M and Mercantile with respect to the Merger is filed herewith as Exhibit 99.1 and is incorporated into this Item 5 by reference.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)      Exhibits


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     The following Exhibits are filed with this Current Report on Form 8-K:

Exhibit
 Number      Description
 ------      -----------

99.1 Text of press release issued by F&M Bancorp and Mercantile Bankshares Corporation on March 13, 2003.


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated: March 13, 2003

                            F&M BANCORP.

                            By:    /s/ Kaye A. Simmons
                                   ----------------------
                            Name:  Kaye A. Simmons
                            Title: Treasurer



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                                  EXHIBIT INDEX

Exhibit
 Number     Description
 ------     -----------

99.1 Text of press release issued by F&M Bancorp and Mercantile Bankshares Corporation on March 13, 2003.